CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Global Multi-Asset Growth Fund:

We consent to the use of our report, dated December 21, 2018, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Global Multi-Asset Growth Fund as of October 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm,” “Organization and Management of Wholly-Owned Subsidiary,” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

February 12, 2019